EXHIBIT (a)(1)(B)

VINCE HOLDING CORP.

STOCK OPTION EXCHANGE

ELECTION FORM

Employee Name:

If you wish to exchange Eligible Options, this form must be received by us before the Offer Expiration Date (5:00 p.m. Eastern Time on October 2, 2015, unless the Offer is extended by us). You may change your elections as often as you wish before the Offer Expiration Date, at which time your election, if any, in effect at that time will become irrevocable, unless the Offer is extended by the Company in its sole discretion.

•	Read and carefully review the “Instructions to Election Form” and “Agreements in Respect of Election Form” annexed to this Election Form.

•	Indicate your election in the appropriate box (“Exchange” or “Decline”).

•	You are not required to participate in the Offer and to exchange your Eligible Options, however if you elect to do so, then you must exchange all of your Eligible Options.

•	Sign and date this Election Form and return to Vince Holding Corp. by one of the following methods:

•	mailed to: Vince Holding Corp., Attention: Corporate Secretary, 500 Fifth Avenue, 20th Floor, New York, NY 10110; or

•	scanned and e-mailed to: optionexchange@vince.com.

Election forms SHOULD NOT be returned by hand delivery or interoffice mail.

Questions about the Option Exchange can be directed to:

•	By phone: call 646-767-5592 and leave a voice message (9:00 a.m. to 5:00 p.m. Eastern Time, Monday through Friday).

•	By email: optionexchange@vince.com.

Eligible Options
Option Grant Date	Shares Subject to Option	Exercise Price (Per Share)	Shares Subject to Replacement Option

Total Shares Subject to Replacement Option:

Exchange*	Decline*

☐	☐

Note:    The exercise price of the Replacement Options will be equal to the closing price per share of the Company’s common stock on the NYSE on the date the Replacement Options are granted (which is expected to be October 2, 2015, unless the Offer is extended).

By signing below, I confirm that I have received and read a copy of the Offer to Exchange, dated September 3, 2015, relating to the Option Exchange, the Instructions to Election Form and Agreements in Respect of Election Form annexed to this Election Form, and indicate hereby my conformity thereto.

[Remainder of page intentionally left blank]

Signature:

Name:

Date:

*	If neither Exchange/Decliner box is chosen, you will be considered to DECLINE the election.

Instructions to Election Form

1.	Defined Terms. All terms used in this Election Form and the annexes thereto but not defined have the meaning given to them in the Offer to Exchange, dated September 3, 2015. References in this Election Form to “Vince,” “the Company,” “we,” “us,” “our,” and “ours” mean Vince Holding Corp.

2.	Offer Expiration Date. This Offer and any rights to tender or to withdraw a tender of your Eligible Options will expire at 5:00 p.m. Eastern Time on October 2, 2015, unless the Offer is extended or terminated by us.

3.	Delivery of Election Form. If you intend to exchange your Eligible Options under the Offer, a signed copy of this Election Form must be received by us before the Offer Expiration Date (5:00 p.m. Eastern Time on October 2, 2015, unless the Offer is extended or terminated by us) by one of the following means:

By Regular Mail:

Vince Holding Corp.

Attention: Corporate Secretary

500 Fifth Avenue, 20th Floor

New York, New York 10110; or

By email:

optionexchange@vince.com

Your Election Form will be effective only upon receipt and acceptance by us. Vince will only accept delivery of the signed Election Form by one of the methods of delivery described above. The method of delivery is at your own option and risk. You are responsible for making sure that the Election Form is delivered as indicated above. You must allow for delivery time based on the method of delivery that you choose to ensure that we receive your Election Form on time.

You are not required to exchange your Eligible Options, however if exchanged, you must tender all of your Eligible Options. No partial exchanges of Eligible Options will be accepted.

4.	Grant Documentation. You do not need to return your stock option agreements or other option grant documents relating to your exchanged Eligible Options, as they will be automatically cancelled if we accept your Eligible Options for exchange.

5.	Withdrawal of Election. You may withdraw your election to exchange Eligible Options at any time before the Offer Expiration Date (5:00 p.m. Eastern Time on October 2, 2015, unless the Offer is extended or terminated by us). If the Offer Expiration Date is extended by us, you can withdraw your election to exchange Eligible Options at any time before the Offer Expiration Date, as may be extended by Vince, for this Offer.

To validly withdraw your tendered Eligible Options, you must complete a Notice of Withdrawal and submit it to us by regular mail to Vince Holding Corp., Attention: Corporate Secretary, 500 Fifth Avenue, 20th Floor, New York, NY 10110, or by e-mail to optionexchange@vince.com. If you elect to withdraw your election to exchange Eligible Options, then you must withdraw all your Eligible Options. Partial withdrawals will not be accepted. Withdrawals may not be rescinded and Eligible Options withdrawn will not be considered to be properly tendered, unless your Eligible Options are properly re-tendered before the Expiration Time by following the procedures described in Instruction 3 above.

6.	Signatures. Please sign and date this Election Form. Except as described in the following sentence, this Election Form must be signed by the Eligible Employee who holds the Eligible Options to be tendered. If the signature is by an attorney-in-fact or another person acting in a fiduciary or representative capacity, the signer’s full title must be identified on this Election Form and proper evidence of the authority of such person to act in such capacity must be provided with this Election Form.

7.	Requests for Assistance or Additional Copies. Any questions or requests for assistance regarding the Option Exchange (including requests for additional copies of the Offer to Exchange or this Election Form) should be directed by calling 646-767-5592 and leaving a voice message (9:00 a.m. to 5:00 p.m. Eastern Time, Monday through Friday) or by e-mail to optionexchange@vince.com.

8.	Irregularities. We will determine all questions as to the validity, form, eligibility, including time of receipt, and acceptance of any documentation relating to the exchange of Eligible Options. Subject to any order or decision by a court or arbitrator of competent jurisdiction, our determination of these matters will be final, conclusive and binding on all persons. We reserve the right to reject any or all tenders of Eligible Options for exchange that we determine are not in appropriate form or that we determine are unlawful to accept or are not timely tendered. Subject to Rule 13e-4 under the Exchange Act, we also reserve the right, in our reasonable discretion, to waive any of the conditions of this Offer or any defect or irregularity in any tender of Eligible Options for exchange. If we waive any of the conditions of this Offer, we will do so for all Eligible Employees. No tender of Eligible Options for exchange will be deemed to have been properly made until all defects or irregularities have been cured by the electing option holder or waived by us. Neither we nor any other person is obligated to give notice of any defects or irregularities, nor will anyone incur any liability for failure to give any such notice.

9.	Alternative, Conditional or Contingent Tenders. Vince will not accept any alternative, conditional or contingent tenders.

10.	Important Tax Information. You should refer to Section 13, Material U.S. Federal Income Tax Consequences, of the Offer to Exchange, which contains important tax information. We encourage you to consult your personal tax, financial and legal advisors before deciding to participate in the Option Exchange.

11.	Data Privacy. To administer the Option Exchange, Vince may collect, use, process, transfer and disclose certain information regarding you and your Eligible Options (subject to compliance with applicable law), including, but not limited to, your name, home address and telephone number, date of birth, social security or national insurance number or other identification number, salary, nationality, job title, any shares of stock held in, or directorships of, Vince or its subsidiaries, details of all stock options or any other entitlement to shares of Vince stock awarded, cancelled, exercised, vested, unvested or outstanding in your favor (“Data”). Further, Vince may have to transfer that information on to third parties who are assisting with the Option Exchange. By submitting this Election Form and surrendering your Eligible Options for exchange, you explicitly and unambiguously consent to the collection, use, process, transfer and disclosure (including to the United States and other jurisdictions throughout the world), in electronic or other form, of your Data by Vince and its subsidiaries and affiliates for the exclusive purpose of implementing, administering and managing your participation in the Option Exchange as described above. You acknowledge that Vince is subject to applicable regulations in relation to the handling of your personal information and that you can find out more about your rights in relation to accessing and updating your personal information and raising questions and concerns by contacting optionexchange@vince.com.

12.	Governing Law and Documents. This Election Form is governed by, and subject to, the laws of the State of New York, as well as the terms and conditions set forth in the Offer to Exchange. Any and all disputes relating to this Election Form shall be brought only in a state or federal court of competent jurisdiction sitting in Manhattan, New York.

AGREEMENTS IN RESPECT OF ELECTION FORM

(1)	I hereby tender to Vince for exchange all my Eligible Options which are specified in the table above and understand that, upon acceptance by Vince, this Election Form will constitute a binding agreement between Vince and me.

(2)	I understand that if I validly tender all Eligible Options for exchange, and such Eligible Options are accepted and cancelled, I will receive a Replacement Option grant to purchase the same number of shares of Vince common stock in exchange for Eligible Options that are tendered and accepted for exchange, upon the terms and subject to the conditions set forth in the Offer to Exchange and this related Election Form, as well as the terms and conditions of the applicable option grant documentation.

(3)	I understand the Replacement Options issued to me in the Option Exchange will vest over four years from the grant date, with 25% of the stock options vesting on each of the first, second, third and fourth anniversaries of the date of grant, subject to my continued employment with the Company and its subsidiaries through the applicable vesting date.

(4)	I understand that the per share exercise price of the Replacement Options will be equal to the closing price of Vince common stock on NYSE on the date the Replacement Options are granted (which is expected to be October 2, 2015, unless the Offer is extended or terminated by us).

(5)	Vince has advised me to consult with my personal tax, financial and legal advisors before deciding to participate in the Option Exchange.

(6)	To remain eligible to tender my Eligible Options for exchange pursuant to the Option Exchange, I understand that I must be an active employee of Vince or any of its subsidiaries and hold Eligible Options during the entire period from and including September 3, 2015 through the date the Offer expires, currently expected to be 5:00 p.m. Eastern Time on October 2, 2015, unless the Offer is extended or terminated by us.

(7)	I understand that neither the ability to participate in the Option Exchange nor actual participation in the Option Exchange shall be construed as a right to continued employment with Vince or any of its subsidiaries.

(8)	I understand that, in accordance with Section 6, Conditions of This Offer, and Section 1, Eligibility; Number of Options; Expiration Time, as set forth in the Offer to Exchange, Vince may extend, amend, withdraw, or terminate the Offer and postpone its acceptance and cancellation of my Eligible Options that I have tendered for exchange. In any such event, I understand that the Eligible Options tendered for exchange but not accepted will remain in effect with their current terms and conditions.

(9)	I understand that my election is entirely voluntary. I am aware that I may change or withdraw my decision to tender my Eligible Options at any time before the Offer Expiration Date, as described in the Instructions to Election Form. I understand that this decision to tender my Eligible Options will be irrevocable as of the Offer Expiration Date (5:00 p.m. Eastern Time on October 2, 2015, unless the Offer is extended or terminated by us).

(10)	I hereby sell, assign, and transfer to Vince all right, title, and interest in and to all of my Eligible Options that I am surrendering for exchange as specified in the table above. I agree that I will have no further right or entitlement to purchase any shares of Vince common stock under the tendered Eligible Option grants on the date Vince accepts those option grants for exchange and cancellation. I understand that my death or incapacity will not affect Vince’s authority to take the actions described in the Offer to Exchange with respect to Eligible Options that I have tendered for exchange and that are accepted for cancellation and that such authority will survive my death or incapacity. All of my obligations under this Election Form will be binding upon my heirs, personal representatives, successors, and assigns.

(11)	I agree to all of the terms and conditions of the Option Exchange.